UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

CASUAL MALE RETAIL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2623104
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Turnpike Street, Canton, MA	02021
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The NASDAQ Global Market

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

Casual Male Retail Group, Inc., a Delaware corporation (the “Company”) hereby amends Items 1 and 2 of its Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2008, as amended by Amendment No. 1 dated June 29, 2009 (the “Form 8-A”) as follows:

Item 1. Description of Registrant’s Securities to be Registered.

On December 7, 2009, the Company entered into an Amendment No. 2 to the Rights Agreement, dated as of December 8, 2008, as amended on June 29, 2009 (as amended, the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as Rights Agent.

Pursuant to the amendment to the Rights Agreement, the expiration date of the preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement was extended. Following the amendment to the Rights Agreement, the Rights will expire at 12:00 midnight at the end of the day on June 1, 2010, unless the Rights are earlier exchanged or redeemed by the Board of Directors of the Company.

The Rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 9, 2008. A copy of Amendment No. 1 to the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 29, 2009. A copy of Amendment No. 2 to the Rights Agreement has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 8, 2009. The foregoing descriptions of the Rights Agreement, as amended, and Amendment No. 2 to the Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on December 9, 2008, which are incorporated by reference herein.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Rights Agreement, dated as of December 8, 2008, by and between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, which includes as Exhibits thereto the Form of Certificate of Designation, the Form of Right Certificate and the Summary of Terms attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 9, 2008).

4.2	Amendment No. 1, dated as of June 29, 2009, to the Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 29, 2009).

4.3	Amendment No. 2, dated as of December 7, 2009, to the Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 8, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CASUAL MALE RETAIL GROUP, INC.

Date: December 8, 2009	By:	/S/ DENNIS R. HERNREICH
	Name: Title:	Dennis R. Hernreich Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibits thereto the Form of Certificate of Designation, the Form of Right Certificate and the Summary of Terms attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 9, 2008).

4.2	Amendment No. 1, dated as of June 29, 2009, to the Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 29, 2009).

4.3	Amendment No. 2, dated as of December 7, 2009, to the Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 8, 2009).